Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Chris Olivera	David W. Carlson
Vice President, Corporate	Executive Vice President &
Communications & Public Affairs	Chief Financial Officer
GameStop Corp.	GameStop Corp.
(817) 424-2130	(817) 424-2130

GameStop Board Announces Senior Management Reorganization

Chairman and CEO Functions Split;

New COO Joins Company

GRAPEVINE, Texas (Aug. 29, 2008) – Today, the Board of Directors for GameStop Corp. (NYSE: GME) approved a reorganization of the senior management structure in light of the company’s tremendous growth, impressive continued worldwide brand expansion and powerful operating metrics that has strategically catapulted the organization into 16 countries with 5,557 stores.

R. Richard Fontaine, 66, GameStop’s Chairman and CEO since the company’s inception in 1996, will concentrate his focus on international operations, acquisition opportunities and strategic development as Executive Chairman. He will relinquish his CEO role to Daniel A. DeMatteo, 60, who has been the COO since 1996 and Vice Chairman and COO since 2004.

In addition, J. Paul Raines, 44, the former Executive Vice President of U.S. Stores for Home Depot, will become the company’s new COO, effective Sept. 7, 2008.

GameStop’s senior executive team will continue to include 12-year company veteran David W. Carlson, 45, as EVP and CFO and Tony D. Bartel as EVP of merchandising and marketing, 44, who joined the company in 2005.

“Dan and I have worked together for over 12 years, and with an outstanding team of leaders, we have built GameStop into one of the fastest-growing and most successful specialty retailers worldwide,” said Fontaine. “Dan’s move into the CEO role will assure the continuity of performance that has been a GameStop hallmark. His leadership, drive and insight into the videogame business and its huge upside potential make him the obvious choice as CEO.”

“These moves are a natural evolution of our growth and potential, and I am excited about this opportunity,” indicated DeMatteo. “We are also extremely pleased to have Paul Raines join our executive team as COO. He brings a wealth of retail operations expertise and has an impressive track-record with executing strategies to support the customer experience and drive positive results. We’re fortunate to have such a high caliber retail executive join GameStop.”

GameStop Corp.

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Prior to joining GameStop, Raines spent eight years with Home Depot in various management positions in retail operations, including serving as EVP for U.S. Stores and President of the Southern Division of the Atlanta-based company. Raines was responsible for more than 2,000 stores and $70 billion in sales activity. He also has extensive international expertise covering Latin America, Asia and Europe. Prior to Home Depot, he spent four years in global sourcing for L.L. Bean and 10 years with Kurt Salmon Associates in their consumer products group. In all, Raines brings more than 22 years of senior level experience in corporate management to the COO position.

“The opportunity to help lead the GameStop team is truly energizing and a privilege,” Raines said. “I’m excited to be joining a vibrant company in a booming growth industry and be surrounded by such a committed group of executives.”

ABOUT GAMESTOP

Headquartered in Grapevine, TX, GameStop Corp. is the world's largest video game and entertainment software retailer. The company operates 5,557 retail stores in 16 countries worldwide. The company also operates two e-commerce sites, GameStop.com and EBgames.com, and publishes Game Informer(R) magazine, a leading multi-platform video game publication. GameStop Corp. sells new and used video game software, hardware and accessories for video game systems from Sony, Nintendo, and Microsoft. In addition, the company sells PC entertainment software, related accessories and other merchandise.

General information on GameStop Corp. can be obtained at www.gamestopcorp.com.